Exhibit 99.1
FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773
NOTICE OF CONVERSION RIGHT FOR CONVERTIBLE SENIOR NOTES
BUFFALO GROVE, IL, July 24, 2007—Option Care, Inc. (Nasdaq: OPTN) announced today that its 2.25% Convertible Senior Notes due 2024 (the “Convertible Notes”) have become convertible as a result of the anticipated acquisition of over 50% of Option Care’s outstanding shares of common stock at a price of $19.50 per share, net in cash without interest, pursuant to a tender offer for all of the Company’s outstanding shares of common stock by Bison Acquisition Sub Inc. (“Acquisition Sub”), a wholly owned subsidiary of Walgreen Co. (“Walgreens”). The notes will also be convertible as a result of the anticipated “second-step” cash merger that will take place following completion of the tender offer (at the same per share price) and the related Termination of Trading (as defined in the Indenture). The tender offer will expire at 12:00 midnight at the end of August 13, 2007, unless the tender offer is extended. The anticipated effective date of the merger and the consequent Termination of Trading will occur as soon as practicable after the completion of the tender offer, possibly as early as August 14, 2007. The Company issued the Convertible Notes under an indenture that provides that the notes are convertible, at the option of the holders, beginning today, fifteen business days prior to the anticipated effective date of a Fundamental Change (as defined in the Indenture), transaction or event, until fifteen business days after the actual effective date of such Fundamental Change, transaction, or event.
A holder may convert the Convertible Notes in integral multiples of $1,000 principal amount.
If the Make-Whole Fundamental Change occurs (as defined in the Indenture), a Make-Whole Premium will be payable in cash on a date selected by the Company in accordance with the terms of the indenture, which date will be after the acquisition of the Company’s shares of common stock by Acquisition Sub in the tender offer.
Additionally, as a result of the tender offer, there shall be an adjustment to the conversion rate pursuant to the indenture, which adjustment shall not be effective until the first business day following the expiration of the tender offer. If necessary, there shall also be a supplemental indenture entered into on the effective date of the merger.
Note holders interested in converting should follow the procedures detailed in the indenture between the Company and LaSalle Bank National Association which was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2004. The indenture is also available on the Company’s website http://www.optioncare.com by clicking on the “Investor” tab and selecting “SEC filings”.
About Option Care
For more than 25 years, Option Care, Inc. has made patients’ lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, OptionCare offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from 113 pharmacy locations.
The tender offer was commenced and the merger will occur pursuant to an Agreement and Plan of Merger, by and among Walgreens, Acquisition Sub and Option Care, dated July 2, 2007. Following completion of the merger, Option Care will be a wholly owned subsidiary of Walgreens.
Further Information on Option Care Can Be Found at:
www.optioncare.com
This Notice may contain forward-looking statements that involve risks and uncertainties (as such “forward-looking” statements are defined under the U.S. Private Securities Litigation Reform Act). The following factors, among others, could cause results to differ materially from management expectations as projected in such forward-looking statements: the ability to obtain governmental approvals for the transaction on the proposed terms; the inability to satisfy other conditions to the completion of the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; and general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release, and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward-looking statement is based. Investors are referred and encouraged to read the “Forward-Looking Statements” section of Option Care’s Form 10-K, which is incorporated into this news release by reference.

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